EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-36277 on Form S-8 of our report dated March 15, 2011 (March 15, 2012 as to the effects of the retrospective adjustments for the reversal of discontinued operations discussed in Note 9, and March 18, 2013  as to the effects of the retrospective adjustments for the adoption of ASU No. 2011-05 discussed in Note 2 and the effects of the retrospective adjustments for discontinued operations discussed in Note 8), relating to the financial statements and Schedule II – Valuation and Qualifying Accounts for the year ended December 31, 2010, listed in the Index at Item 15 of Reading International, Inc. and subsidiaries (the “Company”) ,which report includes an explanatory paragraph regarding the current maturity of the Company’s Australian Credit Facility, an explanatory paragraph regarding the retrospective adjustments for the adoption of ASU No. 2011-05, an explanatory paragraph regarding the retrospective adjustments to reflect discontinued operations, and an explanatory paragraph regarding the retrospective adjustments to reflect the reversal of discontinued operations, appearing in this Annual Report on Form 10-K of Reading International, Inc. and subsidiaries for the year ended December 31, 2012.

/s/ Deloitte

Los Angeles, California

March 19, 2013